Exhibit 10.1

SECOND AMENDMENT TO SERVICES AGREEMENT

This Second Amendment to the Services Agreement (the “Second Amendment”) is entered into as of March 29, 2012, and amends that certain Services Agreement dated August 10, 2009 (as subsequently amended, the “Agreement”) by and between OCWEN FINANCIAL CORPORATION, a corporation organized under the laws of the State of Florida (“OCWEN” or together with its Affiliates “OCWEN Group”), and ALTISOURCE SOLUTIONS S.À R.L., a limited liability company organized under the laws of the Grand Duchy of Luxembourg (“ALTISOURCE” or together with its Affiliates “ALTISOURCE Group”).

Recitals

WHEREAS, pursuant to the Agreement, Ocwen engaged Altisource to provide, certain Services, subject to the terms and conditions therein established;

WHEREAS, pursuant to Section 5(a) of the Agreement, ALTISOURCE was to provide certain services to OCWEN, for an initial term commencing on August 10, 2009, through August 31, 2020;

WHEREAS, on March 29, 2013, Altisource acquired certain fee-based businesses and assets related to Ocwen’s acquisition of Homeward Residential Holdings, Inc. mortgage servicing and origination business platform (the “Homeward Platform”); and

WHEREAS, now the parties desire to amend the term of the Agreement along with other provisions related to the Services.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Amendment to Section 3, Standard of Performance, to the Agreement.  Section 3, Standard of Performance, of the Agreement is hereby deleted in its entirety and restated as follows:

“3. Standard of Performance; Marketing and Promotion; and Noncompete.

(a)                                 Standard of Performance. The Providing Party shall use commercially reasonable efforts to provide, or cause to be provided, to the Customer Party and its Group, each Service with such quality standards, service level requirements, specifications, and acceptance criteria identified in the Services Letter or the respective SOW (including any “Critical Performance Standards,” as identified in any therein) (the “Performance Standard”), unless otherwise specified in this Agreement, in the Services Letter or in any SOW. Notwithstanding the foregoing, no Providing Party shall have any obligation hereunder to provide to any Customer Party any improvements, upgrades, updates, substitutions, modifications, or enhancements to any of the Services unless otherwise specified in the Services Letter or applicable SOW. The Customer Party acknowledges and agrees that the Providing Party may be providing services similar to the Services provided hereunder and/or services that involve the same resources as those used to provide the Services to it and its Affiliates’ business units and other third parties.

(b)                                 Marketing and Promotion. Unless expressly stated otherwise in this Agreement, the Services Letter or any applicable SOW, the Providing Party will be the provider of Services, to Customer Party, to the extent Providing Party currently is, or in the future becomes, capable of providing such Services, and Customer Party shall promote Providing Party’s Services and encourage its third party relationships, which shall include, but not be limited to, mortgage retail originators, correspondent lenders, and secondary market sellers, to engage Providing Party for the provision of Services offered by Providing Party. To the extent that the Customer Party directs or has control over the selection of the service provider of Services as it relates to the Homeward Platform, Customer Party shall require its third party relationships to use Providing Party for those Services that Providing Party provides to the Homeward Platform. To the extent that the Customer Party does not direct or have control over the selection of the service provider of Services, Customer Party shall encourage its third party relationships to use Providing Party for those Services that Providing Party provides.

(c)                                  Noncompete.  During the term of the Services Agreement, Providing Party shall be the exclusive provider of Services to Customer Party with respect to the Services that Providing Party provides to the Homeward Platform, which Services shall include, but not be limited to, default management, mortgage charged-off and deficiency collection services, technology-related services, valuation services, property preservation and inspection services, real estate owned sales services, trustee services, title services, due diligence services, mortgage fulfillment services, and underwriting services.  In furtherance of the foregoing, during the term of the Services Agreement, Customer Party agrees not to establish, on its own or with the assistance of third parties, fee-based businesses that would directly or indirectly compete with the provision of Services by Providing Party to Customer Party with respect to the Homeward Platform.”

2.                                      Amendment to Section 5, Term, to the Agreement.  Section 5, Term, of the Agreement is hereby deleted in its entirety and restated as follows:

“5. Term.

(a)                                 Initial Term. The initial term shall commence on the date of the Agreement and shall continue in full force and effect, subject to Section 5(b), until August 31, 2025 (the “Initial Term”), or the earlier date upon which this Agreement has been otherwise terminated in accordance with the terms hereof.

(b)                                 Renewal Term. At the end of the Initial Term, this Agreement shall automatically renew for successive two (2) year terms (each a “Renewal Term”), executed not less than six (9) months prior to the expiration of the Initial Term or any Renewal Term, as applicable.

(c)                                  In the event either party decides that it does not wish to renew this Agreement or any particular Service or SOW hereunder before the expiration of the Term or any Renewal Term, as applicable, such party shall so notify the other party in writing of its intent to terminate this Agreement, at least nine (9) months before the completion of the Initial Term any or Renewal Term, as applicable.”

3.                                      Amendment to Schedule I to the Agreement.  Schedule I to the Agreement is hereby deleted in its entirety and replaced with the version of Schedule I attached to this Second Amendment and incorporated herein by this reference.

4.                                Counterparts.  This Second Amendment may be signed in counterparts with the same effect as if both parties had signed one and the same document. This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement. Counterparts shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart. This Second Amendment and its counterparts may be executed by providing an electronic signature under the terms of the Electronic Signatures Act, 15 U.S.C. § 7001 et seq., and may not be denied legal effect solely because it is in electronic form or permits the completion of the business transaction referenced herein electronically instead of in person.

5.                                Agreement in Full Force and Effect as Amended.  The terms and conditions of this Second Amendment shall prevail over any conflicting terms and conditions in the Agreement. Capitalized terms that are used in this Second Amendment not otherwise defined herein shall have the meanings ascribed to them in the Agreement. Except as specifically amended or waived hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Second Amendment. The parties hereto agree to be bound by the terms and obligations of the Agreement, as amended by this Second Amendment, as though the terms and obligations of the Agreement were set forth herein.

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IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed as of the date first written above by their duly authorized representatives.

OCWEN FINANCIAL CORPORATION

By	/s/ Ronald M. Faris
	Name:	Ronald M. Faris
	Title:	President and Chief Executive Officer

ALTISOURCE SOLUTIONS S.À R.L.

By	/s/ William B. Shepro
	Name:	William B. Shepro
	Title:	Manager

SCHEDULE I

Services Provided	Service Period
Valuation Services	August 10, 2009— August 31, 2025
Property Preservation and Inspection	August 10, 2009— August 31, 2025
REO Sales	August 10, 2009— August 31, 2025
Trustee Sales	August 10, 2009— August 31, 2025
Title Services	August 10, 2009— August 31, 2025
Due Diligence Services	August 10, 2009— August 31, 2025
Mortgage Charge off Collection	August 10, 2009— August 31, 2025
Mortgage Fulfillment and Underwriting Services	August 10, 2009— August 31, 2025

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